CERTIFICATE OF INCORPORATION

OF

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

1.           Name.  The name of the corporation is Universal Business Payment Solutions Acquisition Corporation (the “Corporation”).

2.           Registered Office and Agent.  The  address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, DE 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.           Purpose.  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4.           Authorized Capital.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,010,000 of which 100,000,000 shares shall be Common Stock of the par value of $0.001 per share (the “Common Stock”) and 10,000 shares shall be Preferred Stock of the par value of $0.001 per share (the “Preferred Stock”).

Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

5.           Incorporator.  The name and mailing address of the incorporator are Marian T. Ryan, Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104-2808.

6.           Bylaws.  The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

7.           Elections of Directors.  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

8.           Right to Amend.  The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9.           Limitation on Liability.  The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL.  Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

10.         Business Combinations with Interested Stockholders.  The Corporation elects not to be governed by Section 203 of the DGCL immediately upon filing of this Certificate of Incorporation pursuant to DGCL Section 203(b)(1).

Dated: November 12, 2010

Marian T. Ryan, Incorporator